UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/01/2004

DUPONT PHOTOMASKS, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-20839

DE	742238819
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

131 Old Settlers Blvd.
Round Rock, TX 78664
(Address of Principal Executive Offices, Including Zip Code)

512-310-6500
(Registrant’s Telephone Number, Including Area Code)

Items to be Included in this Report

Item 5.    Other events

In May 2002, DuPont Photomasks, Inc. (DPI) entered into agreements to:

- become the strategic supplier of photomasks to Infineon Technologies AG (Infineon);

- acquire certain of Infineon's photomask production equipment from its internal photomask manufacturing operations in Munich, Germany; and
- establish the Advanced Mask Technology Center GmbH, a research and development joint venture equally-owned among DPI, Infineon and AMD.

As part of the agreements with Infineon to be their strategic supplier of photomasks over a 10-year term and for the acquisition of certain of their photomask production equipment, we agreed to pay Infineon based on a payment schedule and other conditions spanning a seven-year period ending in March 2009. As previously disclosed in our periodic reports on Forms 10-K and 10-Q, we have the right to satisfy up to forty percent of certain of the payments due Infineon by issuing shares of our common stock. If we elect to satisfy any of such payments with common stock, the number of DPI shares to be transferred to Infineon on any due date will be calculated on the basis of the average closing sales price of DPI common stock on the NASDAQ for the twenty trading days ending on the second trading day prior to that due date.   Our decision as to the form of each such payment (cash only, or cash and shares of our common stock) will be made at least thirty days prior to the due date for each payment. Each payment is considered independently and the payment in shares of our common stock may not exceed forty percent of the total of any single payment.

With respect to the payment due March 31, 2004, we elected to issue 180,697 shares of our common stock to Infineon in order to satisfy $4,000,000 of the $10,000,000 scheduled payment due on that date. In accordance with our agreement, we will file a Form S-3 shelf registration statement registering the resale of these shares by Infineon. The issuance of these shares to Infineon increased our total outstanding shares of common stock by approximately one percent and will not have a material impact to our consolidated income statement.

The maximum value of our common stock that we could issue to Infineon, if we choose to fully exercise our rights for future payments, is:

Fiscal Year 2005        $11,050,000

Fiscal Year 2006        $4,000,000
Fiscal Year 2007        $4,000,000
Fiscal Year 2008        $0
Fiscal Year 2009        $1,400,000

The total number of shares would be determined at the time of such issuance, in accordance with the formula above.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

DUPONT PHOTOMASKS, INC.

Date: April 01, 2004.	By:	/s/ James W. Boeckman
James W. Boeckman
Executive Vice President and General Counsel